EXHIBIT 99(1)

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey  07424

FOR IMMEDIATE RELEASE

Contact:	James P. Reilly	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: 973-890-7220	Phone: 212-554-5466

CANTEL MEDICAL REPORTS EPS OF

$0.31 VS.$0.21 ON 34% INCREASE IN

NET SALES FOR FOURTH QUARTER AND

$1.05 VS. $0.80 ON 32% INCREASE IN NET

SALES FOR YEAR ENDED JULY 31, 2004

LITTLE FALLS, New Jersey (September 30, 2004) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported net income of $3,192,000, an increase of 57%, or $0.31 per diluted share, on sales of $45,150,000, an increase of 34%,  for the quarter ended July 31, 2004, as compared with net income of $2,038,000, or $0.21 per diluted share, on sales of $33,609,000 for the quarter ended July 31, 2003.  Of the 34% increase in net sales, 16% was from the Company’s core businesses and 18% was from acquisitions made during fiscal 2004.

For the year ended July 31, 2004, the Company reported net income of $10,654,000, an increase of 35%, or $1.05 per diluted share, on sales of $169,993,000, an increase of 32%, as compared with net income of $7,910,000, or $0.80 per diluted share, on sales of $129,257,000 for the year ended July 31, 2003.  Of the 32% increase in net sales, 14% was from the Company’s core businesses and 18% was from acquisitions made during fiscal 2004.

The Company further reported that its balance sheet at July 31, 2004 showed continued improvement with current assets of $73,863,000, including cash of $17,862,000, a current ratio of 2.72:1, a ratio of funded debt to equity of ..29:1 and stockholders’ equity of $86,511,000.

Mr. James P. Reilly, President and Chief Executive Officer of CANTEL, commented, “We are very pleased with the strong results for the quarter and year ended July 31.  With continued growth in our core businesses and stronger contributions from Biolab, Mar Cor and Saf-T-Pak, all acquired in fiscal 2004, we expect fiscal 2005 to be another year of growth and improved operating results.”   Reilly added, “We will continue to concentrate on the growth of our existing businesses while looking for acquisition opportunities which would enhance our position as a leading provider of products and services for the infection prevention and control markets.”

Cantel Medical Corp., a healthcare company, is a leading provider of infection prevention and control products, which include specialized medical device reprocessing systems for renal dialysis and endoscopy, water treatment systems, sterilants, diagnostic imaging and therapeutic medical equipment primarily focused on endoscopy, hollow fiber membrane filtration and separation technologies for medical and non-medical applications, and specialized packaging for infectious and biological specimens.  The Company also sells scientific instrumentation products and provides technical maintenance services for its products.

The Company will hold a conference call to discuss the results for the quarter and year ended July 31, 2004 on Thursday, September 30, 2004 at 11:00 AM Eastern time.  To participate in the conference call, dial 1-877-407-8035 approximately 5 to 10 minutes before the beginning of the call.  If you are unable to participate, a digital replay of the call will be available from Thursday, September 30 at 2:00 PM through midnight on October 1, by dialing 1-877-660-6853 and using passcode #1628 and conference ID #119406.  The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.vcall.com/CEPage.asp?ID=89308. A replay of the webcast will be available on Vcall for 30 days.

For further information, visit the Cantel Web site at www.cantelmedical.com.

This press release contains forward-looking statements.  All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company’s filings and reports with the Securities and Exchange Commission.  Such statements are only predictions, and actual events or results may differ materially from those projected.

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	July 31, 2004	July 31, 2003
Assets
Current assets	$73,863	$61,930
Property and equipment, net	22,715	22,161
Intangible assets	13,897	6,998
Goodwill	33,330	16,398
Other assets	2,562	2,323
	$146,367	$109,810

Liabilities and stockholders’ equity
Current liabilities	$27,128	$18,287
Long-term liabilities	32,728	21,341
Stockholders’ equity	86,511	70,182
	$146,367	$109,810

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2004	2003	2004	2003

Net sales	$45,150	$33,609	$169,993	$129,257

Cost of sales	28,238	21,123	107,537	81,063

Gross profit	16,912	12,486	62,456	48,194

Operating expenses:
Selling	5,732	4,661	20,749	17,309
General and administrative	4,623	3,260	18,599	12,816
Research and development	939	1,344	4,212	4,528
Total operating expenses	11,294	9,265	43,560	34,653

Income before interest and income taxes	5,618	3,221	18,896	13,541

Interest expense - net	377	265	1,582	1,326

Income before income taxes	5,241	2,956	17,314	12,215

Income taxes	2,049	918	6,660	4,305

Net income	$3,192	$2,038	$10,654	$7,910

Earnings per common share - diluted	$0.31	$0.21	$1.05	$0.80

Weighted average shares - diluted	10,439	9,891	10,163	9,849